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                                                                   Exhibit 10.24
               ZML-OLD ORCHARD LIMITED PARTNERSHIP

     AGREEMENT FOR PURCHASE AND SALE OF PARTNERSHIP INTEREST
     -------------------------------------------------------


     THIS AGREEMENT FOR PURCHASE AND SALE OF PARTNERSHIP INTEREST (this "Agreement") is made and entered into as of the 18th day of December, 1996, by and between ZML-OO ASSOCIATES LIMITED PARTNERSHIP ("ZML"), a Delaware limited partnership having an office c/o Equity Properties and Development Limited Partnership, Suite 1000, Two North Riverside Plaza, Chicago, Illinois 60606, and URBAN SHOPPING CENTERS, L.P. (the "Operating Partnership"), an Illinois limited partnership, USC OLD ORCHARD, INC. (the "QRS"), a Delaware corporation, and H. RIGEL BARBER, GARY A. NICKELE AND JEFFREY A. GLUSKIN, NOT PERSONALLY BUT SOLELY AS OWNER TRUSTEES OF THE OLD ORCHARD TRUST, UNDER TRUST AGREEMENT DATED AS OF NOVEMBER 22, 1996 ("Orchard Trust"), an Illinois trust, each having an office at Suite 1500, 900 North Michigan Avenue, Chicago, Illinois 60611. The QRS, the Operating Partnership and Orchard Trust are collectively referred to in this Agreement as "Urban".

                            RECITALS
                            --------

     A. ZML-Old Orchard Limited Partnership (the "Partnership") is an Illinois limited partnership that is engaged in the business of operating a shopping center (the "Business") located in Skokie, Illinois and known as "Old Orchard", being the parcel of land bounded on the north by Old Orchard Road, on the east by Skokie Boulevard, on the south by Golf Road and on the west generally by Lawler and vacated LaVergne, in the Village of Skokie, County of Cook, State of Illinois. Such parcel of land, together with (i) certain land and improvements owned by Marshall Field & Co. ("Field"), (ii) certain land and improvements owned by the Village of Skokie and leased by the ANB Trust (hereinafter defined) and the Partnership and on which is located the Nordstrom Parking Deck, and (iii) those improvements owned by May Department Stores Company doing business as Lord and Taylor ("Lord and Taylor"), Nordstrom, Inc. ("Nordstrom") and Federated Department Stores, Inc. doing business as Bloomingdale's ("Bloomingdale's"), in each case subject to a landlord's reversionary interest, (collectively, and including Saks & Co. ["Saks"] and Field, the "Anchors", and individually each an "Anchor"), constitute the retail shopping center and professional office building known as "Old Orchard" and herein referred to as the "Shopping Center".

     B. American National Bank and Trust Company of Chicago, not personally but solely as Trustee under Trust Agreement dated June 1, 1993, and known as Trust No. 116914-09 (the "ANB Trust") is the record owner of fee simple title to the Premises (hereinafter defined) that is a part of Old Orchard. Subject to the rights of the Existing Lender (hereinafter defined) in connection with the Prudential Loan (hereinafter defined), the Partnership has the sole power of direction over the ANB Trust and the Partnership is the owner of one hundred percent (100%) of the beneficial interest in the ANB Trust, as well as the Other Property (hereinafter defined). ZML is the general partner of the Partnership.

     C. The Partnership acquired the Shopping Center in September, 1993 from Old Orchard-Urban Venture ("OOUV"), an Illinois general partnership, and completed a phased renovation and expansion of the Shopping Center (the "Redevelopment Project") that had been begun by OOUV. The Development Manager for the Redevelopment Project, both before and after September, 1993, was JMB Properties Company and then Urban Retail Properties Co. ("Urban Retail"), each an affiliate of Urban. Prior to and since September, 1993, the Shopping Center has also been managed and leased by JMB Properties Company and then Urban Retail.






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     D.   The Partnership was created and exists in accordance
with the terms of that certain Agreement of Limited Partnership dated August 30, 1993 (the "Partnership Agreement") by and between ZML, as general partner, and OOUV, as limited partner. Prior to Closing, OOUV intends to distribute its interest in the Partnership to its partners, and to have such interest further transferred through a series of transactions such that OOUV, Inc., a Delaware corporation, has a .00052% limited partnership interest in the Partnership and the Orchard Trust has a 10.41618% limited partnership interest in the Partnership, and OOUV would no longer be a partner of the Partnership.

     E. As provided for in and subject to the terms of this Agreement, Urban has agreed to purchase from ZML, and ZML has agreed to sell to Urban, the interest of ZML in the Partnership.

     THEREFORE, in consideration of and in reliance upon the above Recitals, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ZML and Urban agree as follows:

     1.   PROPERTY AND PARTNERSHIP INTEREST.
          ----------------------------------

          A.   PROPERTY.  As used in this Agreement, the term
"Property" means the following described property (all of which is hereinafter collectively referred to as the "Property"):

          (i) that certain tract of real estate in the Village of Skokie, County of Cook, State of Illinois, which real estate is legally described in attached EXHIBIT A, together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining (collectively, the "Land"); and

          (ii) all right, title and interest of the ANB Trust and/or the Partnership, if any, in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any of it, and all right, title and interest of the ANB Trust and/or the Partnership, if any, in and to any award made or to be made as a result or in lieu of any condemnation occurring on or after the date of this Agreement, and in and to any award for damage to the Property or any part thereof by reason of any casualty occurring on or after the date of this Agreement, if and to the extent the resultant damage has not been repaired as of Closing at the expense of the Partnership (all of the foregoing being included within the term "Land"); and

          (iii) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots, landscaping, roadways, sidewalks, security devices, signs and light fixtures (collectively, the "Improvements") (the Land and Improvements being collectively referred to as the "Premises") excluding, however, any of the Improvements owned by tenants of the Premises pursuant to and as provided for in their respective Leases (hereinafter defined); and

          (iv) all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, computer hardware and other items of tangible personalty of every kind and description situated in, on, over and under the Premises, which is not owned by tenants under the Leases or by contractors under the Service Contracts (hereinafter








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     defined), together with all replacements and substitutions therefor (collectively, the "Tangible Personal Property"), an itemization of which has been prepared by the Partnership and is attached to this Agreement as EXHIBIT B; and

          (v) all existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Property or any part thereof, including, without limitation, all materials, plans, specifications, drawings, renderings, models, permits, applications, bid solicitations, budgets, market or income and expense projections, feasibility or other studies and analyses, books and records and all other material and data generated or produced with respect to the Redevelopment Project; and all available tenant lists and data, correspondence with present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Business or Property or any part thereof; equipment maintenance records, warranty information, sales and advertising materials and accounting information from mainframe computer (but not including software respecting same); and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes and leases) used in connection with the Business and the operation of the Property or any part thereof; all to the extent any of the foregoing are owned by the Partnership or the ANB Trust or in which either of them has an interest (in which case to the extent of such interest) (collectively, "Books and Records"); and

          (vi) all right, title and interest of the ANB Trust and/or the Partnership in and to all leases and other agreements for the use or occupancy of space in the Property
     (the "Leases"); and

          (vii)     all government permits, approvals,
     authorizations, licenses and franchises listed on attached EXHIBIT C, and all other currently effective government permits, approvals, authorizations, licenses and franchises that have been issued or granted to the Partnership and/or the ANB Trust to the extent they relate to the operation of the Business, the ownership, use or occupancy of the Property (whether before or after Closing) as herein provided (the "Licenses"); and

          (viii) all right, title and interest of the Partnership under (xx) that certain Redevelopment Agreement dated May 8, 1995 by and between the Village of Skokie and the Partnership and its related documents, including the Developer Note referred to therein (the "Skokie Economic Assistance Package"), and (yy) that certain Old Orchard/Nordstrom Parking Garage Lease dated May 8, 1995 by and between the Village of Skokie, as lessor, and the ANB Trust and the Partnership, as lessee; and

          (ix) all right, title and interest of the ANB Trust and/or the Partnership in and to all prepaid real estate taxes, prepaid advertising expenses, prepaid utility charges and deposits and other prepaid items relating to the Business or the Property (the "Prepaid Expenses"), and all trade names, assumed names, trademarks, copyrights, service marks and applications listed on EXHIBIT N, and all goodwill associated therewith (the "Trademarks"), and all other intangible personal property used exclusively in connection with or arising from the Property or the Business (the "Intangible Personal Property"), including, without limitation, contract rights and telephone exchange numbers.









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As used in this Agreement, the term "Other Property" means all of the Partnership's right, title and interest in and to the Tangible Personal Property, the Books and Records, the Leases, the Licenses, the Intangible Personal Property, the Prepaid Expenses, the Skokie Economic Assistance Package and the Trademarks. A list of all Leases (the "Rent Roll"), that includes for each Lease the tenant's name, a description of the space leased, the amount of rent due (including rent steps and their effective dates, if any), any obligations to pay common area charges, real estate taxes, marketing fund contributions and other items, if any, and the term, has been prepared by Urban Retail, reviewed by ZML, and is attached to this Agreement as EXHIBIT D. A list of all employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements and contracts that are or are to be binding against the Partnership and/or the Property or any part thereof other than the Leases, documents referred to in the Title Commitment or Survey hereinafter provided for, the Field Operating Agreement (hereinafter defined), and the Skokie Economic Assistance Package (collectively, after the foregoing exclusions, the "Service Contracts") has been prepared by Urban Retail, reviewed by ZML, and is attached to this Agreement as EXHIBIT E.

          B. PARTNERSHIP INTEREST. As used in this Agreement, the term "Partnership Interest" means the entire right, title and interest of ZML in the Partnership, which constitutes the entire right, title and interest in the Partnership other than the portion thereof held by OOUV prior to the transfers referred to in Recital D above. Prior to the Closing, the interest of ZML in the Partnership shall be bifurcated into a 1% general partnership interest and an 88.5833% limited partnership interest; and concurrently with the Closing, the transfers of OOUV's interest in the Partnership referred to in Recital D above shall be made; in each case with all rights, privileges, preferences and other provisions of the Partnership Agreement remaining unchanged to the extent applicable to the period prior to the Closing.

     2. PURCHASE PRICE. The purchase price to be paid by Urban to ZML for the Partnership Interest is the sum (the "Purchase Price") that is equal to the product arrived at by multiplying
(i) the difference obtained by subtracting the outstanding principal balance as of Closing of the Prudential Loan from Two Hundred Sixty-Six Million One Hundred Thousand Dollars ($266,100,000.00) by (ii) 89.5833%. The Purchase Price shall be paid as follows:

          A.   INTENTIONALLY OMITTED.

          B. CASH AT CLOSING. At Closing, Urban shall pay to ZML, by wire transferred current federal funds, an amount equal to the Purchase Price, plus or minus (as the case may be) the prorations and adjustments provided for by this Agreement.

          C. ALLOCATION. At Closing, the QRS, a wholly owned subsidiary of Urban Shopping Centers, Inc., the general partner of the Operating Partnership, shall acquire the 1% partnership interest of ZML in the Partnership as the general partner thereof for 1.1163% of the Purchase Price (plus or minus prorations and adjustments as aforesaid). In addition, at Closing, the 88.5833% partnership interest of ZML as a limited partner thereof shall be acquired by the Operating Partnership and Orchard Trust for 98.8837% of the Purchase Price (plus or minus prorations and adjustments as aforesaid) in a proportion to be determined by Urban.

          D. EXISTING MORTGAGE FINANCING. At Closing, the Property and Business shall be subject to the existing mortgage loan (as more particularly herein described, the "Prudential Loan") in favor of The Prudential Insurance Company of America ("Prudential") and Mellon Bank, N.A., as Trustee for First Plaza Group Trust ("First Plaza", with First Plaza and Prudential being collectively referred to as the "Existing Lender"). The Prudential Loan is evidenced by, among other things, a Construction Loan Agreement, Promissory





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Notes, and a Mortgage, Security Agreement and Fixture Filing,
each dated September 16, 1994, as amended (together with all other documents evidencing or securing the Prudential Loan, the "Prudential Loan Documents"). The outstanding principal balance of the Prudential Loan at Closing is expected to be approximately $160,000,000.00.

     3.   INSPECTION PERIOD.  Subject to the provisions of this
Section 3, Urban has had from October 1, 1996 through the date of this Agreement (the "Inspection Period") within which to inspect the Property. Urban's inspection of the Property pursuant to this Section 3 or otherwise in connection herewith has been and shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall have involved, or shall involve, the taking of samples or other physically invasive procedures without the prior written consent of ZML. Urban is and shall be responsible for restoring the Property or any portion thereof to the condition in which it was prior to Urban's inspection. Notwithstanding anything to the contrary contained in this Agreement, Urban shall indemnify and hold the ANB Trust, the Partnership and ZML, and their respective officers, partners (direct and indirect), directors, employees and agents, and each of them, harmless from and against any and all loss or injury to person and damage to property (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Urban's inspections of the Property; and this indemnity shall survive the Closing or any termination of this Agreement without limitation as to time.

     4.   EVIDENCE OF TITLE TO PROPERTY AND PARTNERSHIP INTEREST.

          A. PRELIMINARY EVIDENCE OF TITLE. ZML has heretofore delivered to Urban (i) a commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), dated October 25, 1996, in the amount of $266,100,000.00 issued by Chicago Title Insurance Company (the "Title Insurer"); (ii) available copies of all title exception documents referred to in the Title Commitment; and (iii) written results of searches ("UCC Searches") conducted by Lexis Document Service of the records of the County Recorder of Cook County, Illinois, and the Secretary of State for the State of Illinois, for Uniform Commercial Code financing statements and tax and judgment liens in the name of the ANB Trust, the Partnership, ZML or the Property. ZML has also heretofore delivered to Urban a survey of the Premises (the "Survey"). As of Closing, the Survey shall be in a form sufficient to enable the Title Insurer to delete the so-called "survey exception" from the title policy to be issued pursuant to the Title Commitment, shall be in accordance with the Minimum Standard Detail Requirements for Land Title Surveys as adopted by the American Title Association and American Congress on Surveying and Mapping, certified to Urban and the Title Insurer, and shall otherwise be reasonably acceptable to Urban and its counsel.

          B. TITLE CLEARANCE. Title to the Partnership Interest shall be transferred to Urban at Closing free and clear of all liens and encumbrances, and at Closing title to the Property shall be insurable as hereinafter provided subject only to those matters listed in attached Exhibit F (the "Permitted Exceptions").

          C. TITLE POLICY. At Closing, ZML shall cause the Title Insurer to deliver to Urban an ALTA Owner's policy of title insurance (the "Title Policy") in the form formerly known as ALTA Form B (1970), or equivalent form acceptable to Urban, in the face amount of the $266,100,000.00 and dated as of the Closing Date, showing title to the Premises to be vested of record in the ANB Trust, subject only to the Permitted Exceptions, and containing an extended coverage endorsement over the so-called general or standard exception items 1, 2, 3, 4 and 5 which are a part of the printed form of the policy. It shall be a condition precedent to Urban's obligations under this Agreement that it receive at Closing the Title Policy with the Title Endorsements.







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     5.   CLOSING AND POST-CLOSING MATTERS.

          A. CLOSING DATE. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Partnership Interest, and the satisfaction of all other terms and conditions of this Agreement then to be satisfied (if not waived) as herein provided) shall occur at 10:00 a.m. on December 18, 1996, at the office of counsel for ZML in Chicago, Illinois. The "Closing Date" shall be the date of Closing. Urban and ZML shall "pre-close" the transaction provided for in this Agreement on December 16-17, 1996.

          B.   CLOSING DELIVERIES.

               (i)  ZML.  At Closing, ZML shall execute (as
appropriate) and deliver or cause to be delivered to Urban the following:

                    (a)  assignments of the Partnership Interest
     as provided for in Section 2(C) above, in the form attached to this Agreement as EXHIBIT J;

                    (b)  letters advising tenants under the
     Leases, and Field and the Village of Skokie, of the change in control of the Partnership, directing such individuals and entities as appropriate to pay rent and other sums that are a part of the Property to Urban or as Urban may direct, such letter to be in a form prepared by Urban and reasonably acceptable to ZML;

                    (c)  a duplicate original of all of the
     Leases, the Field Operating Agreement and all written Service Contracts, if available (and if not available, complete and legible copies thereof so certified by ZML), and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, and other Books and Records in ZML's possession or control, provided that ZML need not deliver to Urban physical possession of the foregoing at Closing to the extent in the possession of Urban Retail and Urban Retail may retain possession of all such Books and Records;

                    (d)  any bonds, warranties or guaranties in
     possession or control of ZML which are for the benefit of the Business and/or the Property or any part thereof, without any representation or warranty by ZML concerning the transferability or enforceability thereof, to be surrendered at the Property upon Closing;

                    (e)  copies of all documents evidencing and
     governing the Skokie Economic Assistance Package, certified by ZML as such;

                    (f)  counterparts of the Closing Statement
     (hereinafter defined);

                    (g)  an affidavit stating, under penalty of
     perjury, ZML's U.S. taxpayer identification number and that ZML is not a foreign person within the meaning of Section
     1445 of the Internal Revenue Code;

                    (h) such evidence of the authority of ZML to consummate the transactions provided for in this Agreement as may be reasonably requested by Urban (including an opinion of counsel as to power, authority and due execution);

                    (i)  an executed guaranty from Zell/Merrill
     Lynch Real Estate Opportunity Partners Limited Partnership II (the "ZML II Fund"), in form reasonably acceptable to Urban, guarantying the obligations of ZML under this Agreement;





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                    (j)  certificates of insurance for property
     and casualty coverages insuring the ANB Trust and the Partnership with respect to the Property for the period September 3, 1993 through the day immediately preceding the Closing Date, such certificates to be reasonably acceptable to Urban;

                    (k)  counterparts of a Termination Agreement
     for the Development Services Agreement and the Property
     Management Agreement pursuant to which Urban Retail has acted as the "Development Manager" and the "Property
     Manager" for the Shopping Center;

                    (l)  a copy of the trust agreement for the
     ANB Trust, certified by the trustee thereunder and showing the Partnership as the beneficiary thereof; and

                    (m)  counterparts of the Anticipation
     Agreement.

               (ii) URBAN. At Closing, Urban shall execute (as appropriate) and deliver or cause to be delivered to ZML the following:

                    (a)  counterparts of assumptions of the
     Partnership Interest in the form(s) of EXHIBIT J attached to this Agreement;

                    (b)  counterparts of the Closing Statement;

                    (c)  by wire transfer to an account
     designated by ZML, the cash amounts required pursuant to Sections 2(B) and 2(C) above;

                    (d) a proration credit indemnity pursuant to which Urban agrees to indemnify, defend and hold ZML harmless from the failure of Urban, the ANB Trust and/or the Partnership to pay liabilities for which Urban receives a credit at Closing pursuant to Section 5(C) below;

                    (e)  such evidence of the authority of the
     QRS, the Operating Partnership (including its general partner) and Orchard Trust to consummate the transactions provided for in this Agreement as may be reasonably requested by ZML (including an opinion of counsel as to power, authority and due execution);

                    (f)  an agreement, in form reasonably
     satisfactory to ZML and Urban, in which Urban agrees (xx) to rename, as of and after Closing, the Partnership to "Old Orchard Urban Limited Partnership" (and including evidence that it has done so) and (yy) not to use the names "Zell", "Merrill Lynch" or "ZML", or any combination, abbreviation or other derivative thereof, in connection with the Partnership, the Business or the Property;

                    (g)  counterparts of the Anticipation
     Agreement duly executed by OOUV;

                    (h)  counterparts of the Termination
     Agreements provided for in Section 5(B)(i)(k) above, duly executed by Urban Retail; and

                    (i)  an instrument duly executed by the
     Partnership whereby the Partnership acknowledges that it is bound by the terms of this Agreement to the extent expressly applicable to it from and after Closing, in form reasonably acceptable to ZML.

               (iii) PAYMENT OF REIMBURSABLE PREDEVELOPMENT COSTS. Immediately prior to Closing, and provided the Closing is to occur, ZML shall cause the Partnership to pay to OOUV and its successors as provided for in Recital D above, amounts equal to $2,200,000.00 in the aggregate, in such proportions as are set forth in that certain Agreement In Anticipation of Sale of Partnership Interest of even date herewith by and between OOUV and ZML (the "Anticipation Agreement").

          C.   CLOSING AND POST-CLOSING PRORATIONS AND
               ADJUSTMENTS.

               (i) GENERAL. In connection with the sale of the Partnership Interest to Urban, a statement of prorations and adjustments (the "Closing Statement") shall be prepared in conformity with the provisions of this Agreement. ZML shall be deemed the owner of the Partnership Interest through the day preceding the Closing Date and Urban shall be deemed the owner of the Partnership Interest as of the Closing Date. The Closing Statement shall be subject to the review and approval by ZML and Urban, such approval not to be unreasonably withheld by any party hereto. It is the expectation of the parties that, immediately prior to Closing, all priorities and preferences as to distributions of cash within the Partnership shall have been satisfied so that, at that time, ZML shall be entitled to 89.5833%, and OOUV shall be entitled to 10.4167%, of all such distributions that would then be made. In addition, OOUV (or its permitted successor(s) and assign(s)) will remain as limited partner(s) of the Partnership after Closing as to its (or their) then 10.4167% interest in the Partnership. Accordingly, unless and to the extent otherwise expressly provided for in this Agreement, ZML shall have the benefit and bear the burden of 89.5833% of all prorations and adjustments, and the Partnership shall, in turn, have the benefit and bear the burden of the remaining 10.4167%, as to items to the extent attributable to the period prior to the Closing Date. Consistent with the foregoing, and in addition to prorations and adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated as of the Closing Date, as between ZML and the Partnership as aforesaid, except as otherwise set forth below:

                    (a)  the "minimum" or "base" rent paid by
     tenants for the current period under the Leases; provided that rent and all other sums which are due and payable by any tenant for the period prior to the Closing Date but uncollected as of Closing, whether or not past-due ("Retained Rents") shall not be prorated, and Urban shall cause the Partnership to remit to ZML 89.5833% of any Retained Rents received by or for the account of the Partnership or Urban if, as and when collected, but only to the extent a deficiency in the then current rent and other charges for any such tenant is not thereby created (assuming consistent application of the remaining 10.4167% thereof) unless otherwise specifically designated in writing by the tenant to be applied against Retained Rents. At Closing, ZML shall deliver to Urban a schedule of all Retained Rents then known to ZML, and Urban shall cause the Partnership to bill for same for six (6) months after Closing. Except as to parties in bankruptcy, ZML shall not seek to collect any Retained Rents for a period of six (6) months after Closing, and thereafter may cause the Partnership (at ZML's cost and expense) to do so but shall seek only monetary damages in any lawsuit and shall not seek to dispossess any tenant under the Leases. ZML shall be free to pursue at any time Retained Rents from parties in bankruptcy and upon receipt thereof, and after deducting therefrom the reasonable costs of collection, shall pay to the Partnership 10.4167% thereof. All other percentage rent and reimbursement of real estate taxes, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases shall be prorated as follows:

                              (xx) with respect to percentage
          rent due for each percentage rent period under a Lease which ends prior to or includes the Closing Date, upon receipt by Urban or the Partnership of any such percentage rent, ZML shall be entitled to receive 89.5833% of a portion thereof, such portion being the product arrived at by multiplying the amount of the percentage rent received from each such tenant for such period by a fraction, the denominator of which is the number of days in the period for which percentage rent is being paid and the numerator of which is the number of days in such period prior to the Closing Date; and

                              (yy) with respect to all other
          charges to or contributions by tenants under the Leases for the periods under such Leases which end prior to or include the Closing Date (other than as to real estate taxes), ZML shall be entitled to receive 89.5833% of a portion thereof, such portion being the product arrived at by multiplying the amount of such charges and contributions received from each such tenant for such periods by a fraction, the denominator of which is the number of days in the period and the numerator of which is the number of days in such period prior to the Closing Date; provided, however, that after Closing, such proration shall be recalculated and determined on the basis of the ratio which the expenses actually paid by the Partnership prior to Closing for such period bear to the total of all expenses with respect to such period for which such payment was made by the tenant.

     If the Partnership has prior to Closing collected from any tenant estimated amounts or prepayments, 89.5833% of these amounts shall be credited against ZML's prorata share as aforesaid, and if 89.5833% of such amounts is in excess of ZML's prorata share as provided for in this clause (a), then ZML shall pay 100% of such excess to the Partnership within ten (10) days after receipt of demand therefor; in no event shall ZML be entitled to receive payments in excess of its 89.5833% share of the payments to which the Partnership is entitled as of Closing under the Leases as then in effect. Urban shall (or shall cause the Partnership to) account for the prorations provided for in this clause (a) and pay (or cause the Partnership to pay) any amounts owed ZML from time to time within thirty (30) days after receipt by Urban or the Partnership from time to time of percentage rent and all other such charges or contributions;

                    (b) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on or before the Closing Date);

                    (c)  amounts due and prepayments under the
     Service Contracts;

                    (d)  accrued but unpaid interest under the
     Prudential Loan;

                    (e)  assignable license and permit fees;

                    (f)  other expenses of operation and
     proratable items (including, without limitation, Prepaid Expenses, amounts paid or payable under the Field Operating Agreement (except as to the matter referred to at item 14 on attached EXHIBIT W) and amounts, if any, payable under the Collective Bargaining Agreement listed as item 9 on attached EXHIBIT W); and

                    (g)  subject to the provisions of the
     Termination Agreement provided for in Section 5(B)(i)(k) above, amounts due Urban Retail under the Property Management Agreement with respect to the period prior to Closing Date.

Notwithstanding the foregoing: (aa) real estate taxes and assessments shall not be prorated, but shall be adjusted and paid as provided for in Section 5(C)(ii) below; and (bb) payments due from the Village of Skokie under the Skokie Economic Assistance Package shall be prorated as funds are actually received from time to time pursuant thereto based on sales taxes generated before and after Closing (it being understood and agreed that "interest" accruing on the "Developer Note" that is a part of the Skokie Economic Assistance Package is not to be prorated as it is merely a means of determining the maximum amount payable thereunder). Any proration which must be estimated at Closing shall be reprorated and finally adjusted as promptly as possible after the Closing Date.

               (ii) REAL ESTATE TAXES. To the extent real estate taxes and assessments applicable to the Premises (referred to in this subsection (ii) as "taxes") are to be paid by tenants other than the Anchors, over the course of a calendar year (for example, 1996) estimated payments are made monthly for the taxes then accruing, which taxes are payable in March and September of the following calendar year (that is, for example, 1997), with such estimated payments adjusted during the first few months of the next calendar year (in the example, 1998) to account for actual amounts paid for taxes for the calendar year in which the estimated monthly payments were actually made (in the example, 1996). The Anchors pay the taxes applicable to that portion of the Premises each occupies directly to the County Collector; in addition, Bloomingdale's, Saks and Lord and Taylor contribute towards taxes applicable to common areas. Accordingly, upon issuance of tax bills for the Premises (other than tax bills payable by Anchors) that will occur in 1997 for taxes applicable to 1996: (aa) Urban shall cause the Partnership to pay the first installments of such 1996 taxes; and (bb) with respect to the second installments, ZML shall pay to Urban, not less than two
(2) business days prior to the last date the second installments for such 1996 taxes are due prior to delinquency, for payment to the County Collector, 89.5833% of the amount equal to difference obtained by subtracting $300,000.00 from the amount collected by the Partnership prior to Closing from tenants in payment of their share of such 1996 taxes (presently estimated to be, for example, $3,921,031 - 300,000 = $3,621,031 x 89.5833% = $3,243,839.00).
Urban shall thereupon cause the Partnership to pay all bills for the second installment of such taxes and bill tenants of the Shopping Center for any additional amounts owed by them for such 1996 taxes. If and to the extent the full amount of such 1996 taxes is not paid by tenants of the Shopping Center (whether before or after Closing) as aforesaid, then 89.5833% of the first $150,000.00 of any shortfall shall be borne by ZML and the remainder shall be borne by the Partnership as existing after Closing.

               (iii) SECURITY DEPOSITS. At Closing, 89.5833% of the amount of security deposits paid under the Leases (the "Security Deposits"), together with interest thereon (if required by law or the applicable Leases), in the aggregate amount shown on attached EXHIBIT I, shall be paid by ZML to the Partnership, to be held by the Partnership (together with the other 10.4167% of such amount) and the Partnership shall continue to be responsible for all of such amount and hold same pending application or refund in the ordinary course of business.

               (iv) LEASING COMMISSIONS AND TENANT ALLOWANCES;
RENT ABATEMENT. Urban shall receive at Closing a credit in an amount equal to 89.5833% of the leasing commissions and tenant allowances owed in respect of the Leases as identified on attached EXHIBIT H, and after the Closing the Partnership shall be responsible for and pay when due all such commissions and allowances, including the other 10.4176% thereof. In addition, Urban shall receive at Closing a credit in an amount equal to 89.5833% of $40,086.57 and $42,950.84 due to Z Gallerie and Great Train Store, respectively, on account of rent abatements or rent reductions as to the Leases for such tenants. After Closing, and with respect to the tenant prospects identified on attached EXHIBIT X, if within 180 days after the Closing Date, any such prospect enters into a lease for space in the Shopping Center, then, as to each such prospect, Urban shall cause the Partnership to pay to or at the direction of ZML a leasing commission in an amount equal to 50% of the commission that would have been earned as to such lease by Urban Retail pursuant to the Property Management Agreement referred to in
Section 5(B)(i)(k) above.

               (v) EMPLOYEES. Neither ZML nor the Partnership has any employees. All employees at the Premises are employees of Urban Retail and shall continue to be so employed in the ordinary course of business notwithstanding the transaction provided for in this Agreement.

               (vi) PARTNERSHIP CASH AND POST-CLOSING
COLLECTIONS. At Closing, after payment is made by the Partnership as provided for in Sections 5(B)(iii) and 5(C)(iii) above, and subject to a reserve of $1,000,000.00 to be held by ZML for the payment of pre-Closing expenses not prorated or adjusted as herein provided, 89.5833% of all cash and cash equivalents of the Partnership shall be paid to and/or retained by ZML, to be held by ZML for its own account, and at Closing ZML shall cause the Partnership to distribute the remaining 10.4167% to OOUV. After Closing, Urban shall cause the Partnership to bill and collect in the ordinary course of business all amounts owed from tenants and other parties under the Leases and other documents affecting the Business or the Property or any part thereof, and upon receipt of funds from time to time promptly remit to ZML its share thereof in accordance with the provisions of this Agreement. It is understood and agreed that, except as otherwise expressly provided for in this Agreement and notwithstanding the transfer of the Partnership Interest as herein provided, ZML is retaining all of its right, title and interest in and to 89.5833% of all funds received and to be received by the Partnership in respect of the period prior to the Closing Date (such funds being referred to herein as the "Retained Funds"). To the extent that ZML's receipt of Retained Funds results in an obligation to pay an amount to a tenant of the Property or to Field (whether as reimbursement of sums previously paid by for taxes or otherwise), ZML shall promptly pay such amount to the Partnership, for payment to the tenant or Field, as the case may be, within twenty
(20) days after receipt from the Partnership of demand therefor.
The Retained Funds include, without limitation: (a) 89.5833% of amounts owed from Anchors for 1995 real estate taxes paid by the Partnership in 1996 (estimated to be approximately $550,000.00)
[but it is expected that the Partnership shall be obligated to refund to other tenants excess amounts (estimated to be approximately $350,000.00) paid by such tenants for such taxes, and the Partnership shall be entitled to offset the later against the former, providing ZML with reasonably detailed information with respect thereto]; and (b) a $200,000.00 lease termination payment to be received from Rush Presybterian St. Luke's Medical Center (as successor to Anchor Organization for Health Maintenance), as to which ZML shall receive 89.5833% thereof. This Section 5(C)(vi) shall survive the Closing without limitation as to time.

               (vii) ADA COMPLIANCE. Urban shall receive at Closing a credit in an amount equal to 89.5833% of $63,421.00 on account of the need to satisfy requirements of the Americans with Disabilities Act with respect to washroom facilities in the office building that is part of Old Orchard.

               (viii)    FIELD CAM DISPUTE.  The schedule of
Retained Rents to be delivered to Urban at Closing as above provided for shall contain an account receivable due from Field (presently estimated to be $381,208.28, of which ZML would be entitled to 89.5833%, or $341,498.96). After Closing, Urban, either directly or through the Partnership, shall negotiate a settlement of such account receivable and shall promptly pay to ZML 89.5833% of all funds received from the settlement. Any amount not paid by Field shall be billed by the Partnership to tenants of the Shopping Center to the extent permitted by their leases and Urban shall cause ZML to receive 89.5833% of all amounts collected from such billings. If and to the extent ZML does not receive from the foregoing sources
100% of its 89.5833% interest in the Field receivable that is the subject of this Section 5(C)(viii), then Urban shall pay (or cause the Partnership to pay) to ZML 50% of the shortfall.

               (ix) MARKETING FUND. The Closing Statement is to provide Urban with a credit of $169,223.27, representing 89.5833% of the difference obtained by subtracting from $200,000.00 the aggregate amount ($11,099.53) of two accounts receivable (the "MF Receivables") owed to the Marketing Fund maintained by the Partnership for the Shopping Center. ZML shall retain all funds being held by the Partnership as of Closing for the Marketing
Fund, such funds to be distributed by the Partnership immediately prior to Closing as provided for in the Anticipation Agreement.
The Partnership shall, after Closing, continue to be responsible for and pay all expenses of the Marketing Fund, whether incurred before or after Closing, all such expenses, to the extent heretofore incurred, having been incurred through Urban Retail. In addition, the Partnership shall retain the MF Receivables and the MF Receivables shall not be a part of the Retained Rents or the Retained Funds.

          D. CLOSING COSTS. ZML's Portion of the premium for the Title Policy (other than charges for the Title Endorsements [hereinafter defined]) and the cost of the Survey shall be paid by ZML, and Urban's Portion thereof shall be paid by Urban, where
ZML's Portion is 89.5833% and Urban's Portion is 10.4167%. ZML shall be responsible for 44.8% of all escrow fees in connection with the transactions provided for in this Agreement and 44.8% of the cost of the Title Endorsements, and Urban shall pay the balance thereof. Urban and ZML shall be responsible for the fees of their respective attorneys, agents, consultants and representatives in connection with the preparation and performance of this Agreement and the Closing contemplated hereunder. ZML shall pay from pre-Closing Partnership funds the $250,000.00 transfer fee payable under the Prudential Loan Documents in connection with the transactions provided for in this Agreement; ZML shall pay 89.5833% of the legal fees and expenses incurred by the Existing Lender in connection with the final advance under the Prudential Loan and Urban shall pay (or cause the payment of) the other 10.4167%; and the legal fees and expenses incurred by the Existing Lender in connection with the transactions provided for in this Agreement shall be paid 44.8% by ZML and 55.2% by Urban.

          E. POSSESSION OF PREMISES. As of Closing, the Partnership and/or Urban Retail (as the case may be) shall continue to retain full and complete possession and use of the Premises and Books and Records, subject only to the Permitted Exceptions and such other matters as are expressly permitted by or pursuant to the Agreement.

          F.   1996 TAX RETURNS.   The 1996 Federal and State
income tax returns for the Partnership shall be prepared by Ernst & Young/Kenneth Leventhal and the cost thereof shall be split between ZML and Urban proportionately based upon their respective periods of ownership of the Partnership Interest during 1996, and ZML shall only be obligated to pay 89.5833% of the cost thereof
for the pre-Closing period.   Items of profit, loss and gain
shall be allocated to the partners of the Partnership based on their respective periods of ownership of their interests therein. In connection therewith, the Partnership's returns shall reflect an election under Section 754 of the Internal Revenue Code with respect to the transaction provided for in this Agreement. Urban (for itself and on behalf of the Partnership) and ZML shall, and shall cause its and their respective officers, employees, agents, auditors and representatives to, cooperate in preparing and filing all returns, reports and forms relating to such taxes (whether for 1996 or for other tax years), including maintaining and making available to each other all records necessary in connection with such taxes and in resolving all disputes and audits with respect to all taxable periods relating such taxes. This Section 5(F) shall survive the Closing for three (3) years.

          G. MECHANICS LIENS. The Title Policy is to contain 17 exceptions to title pertaining to mechanics lien claims: (i) seven (7) of these exceptions (items BH, BK, BL, BS, BT, CF and
CH) have been insured over by the Title Company on the basis of undertakings provided by either a tenant or contractor involved in the work; (ii) seven (7) of these exceptions (items BX, BY, BZ, CA, CC, CI and CQ) involve Eyewear Gallery, Inc.; and (iii) the remaining three (3) exceptions (items CD, CE and CG) involve other tenants. ZML shall have no responsibility for the seven
(7) claims that are the subject of the exceptions referred to in clause (i) above. The Title Endorsements shall provide for insurance over, and after Closing, ZML shall settle and pay, the other mechanics lien claims (that is, those that are the subject of the exceptions referred to in clauses (ii) and (iii) above), and in connection therewith shall have the right to cause the Partnership (at ZML's cost and expense) to enforce any and all rights and remedies that may be available with respect thereto (including, without limitation, the institution and prosecution of eviction and/or other legal proceedings). Urban shall cause the Partnership to pay upon demand 10.4167% of the settlement amounts required to be paid by ZML as aforesaid, together with 10.4167% of the reasonable costs incurred by ZML in obtaining the settlements. ZML and Urban shall each reasonably cooperate with the other in the resolution of all such mechanics lien claims in accordance with the provisions of this Section 5(G).

          H. REAL ESTATE TAX PROTESTS. ZML reserves the right to protest real estate taxes applicable to the Premises for the year 1996 and all prior years and to retain any refunds resulting therefrom net of expenses and amounts (if any) that may be refundable to tenants or due tenants as a credit or otherwise reduce the amount of taxes to be passed through to tenants, with any such savings for 1996 to be prorated between ZML and the Partnership based upon their respective periods of ownership that year. With respect to any such savings attributable to the pre-Closing period, ZML shall retain 89.5833% thereof and remit the balance to or at the direction of the Partnership.

     6.   INTENTIONALLY OMITTED.

     7.   INTENTIONALLY OMITTED.

     8.   URBAN REPRESENTATIONS; SURVIVAL.  The Operating
Partnership, the QRS and Orchard Trust each represents to ZML that the following are true and correct:

                    (i)  It is duly organized, validly existing
                    and qualified and empowered to conduct its business and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither its execution and delivery of this Agreement nor its performance hereunder will conflict with or result in the breach of any contract or agreement to which it is a party or by which it is bound. To its knowledge, neither its execution and delivery of this Agreement nor its performance hereunder will conflict with any ordinances, laws, rules or regulations to which it is subject.

                    (ii) The signatories to this Agreement on its behalf have full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is valid and enforceable against it in accordance with its terms and each instrument to be executed by it pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in the granting of equitable relief.

                    (iii)     There is no lawsuit or arbitration
                    proceeding pending or, to its knowledge, threatened, against it which seeks to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement.

As used in this Agreement, the term "to Urban's knowledge" or the knowledge of Urban Retail or any entity comprising Urban, and words of similar import, shall mean the actual knowledge of Matthew Dominski, Michael Hilborn, Michael Laing, Bruce Becker, Peter Erie, Martha Spatz, Douglas Kiehn, Ross Glickman, Wendy Peczkowski, Judy Jacobs, Ken Marshal and Charles Porter, without independent investigation or inquiry. Urban represents that such persons, collectively, have primary knowledge as to all matters relating to the matters in respect of which references to such "knowledge" are made. All representations of each entity comprising Urban contained in this Agreement (and any covenants and agreements which by their terms may require performance after Closing, to the extent thereof) shall survive the Closing; provided, however, that the representations of each such entity (other than the representation in the immediately preceding sentence) set forth in this Section 8 shall terminate at 11:59 p.m. on March 31, 1998, and no claim shall be made and the entities comprising Urban shall have no liability for breach thereof unless and to the extent prior thereto ZML has notified Urban of such claimed breach(es).

     9.   ZML REPRESENTATIONS AND COVENANTS; SURVIVAL;
          INDEMNIFICATION; DISCLOSURE AND WAIVER.

          A. REPRESENTATIONS. ZML represents to Urban that the following are true and correct:

                    (i)  The Partnership constitutes the sole
                    beneficiary of and, except for the interest of the Existing Lender, has the absolute power of direction over the ANB Trust. Neither the ANB Trust nor the Partnership has entered into any agreement to lease, sell, mortgage or otherwise encumber or dispose of the Property, or any part thereof or its interest therein, except for this Agreement, the Prudential Loan Documents, the Leases, the Skokie Economic Assistance Package, the Field Operating Agreement and the other Permitted Exceptions. ZML owns the Partnership Interest free and clear of all liens and encumbrances.

                    (ii) The schedule of insurance policies
                    attached to this Agreement as EXHIBIT K
                    contains a list and description of all
                    insurance policies owned by or on behalf of the Partnership and/or the ANB Trust with respect to the Business or Property or any part thereof. Such policies are in full force and effect. All premium payments due thereunder have been paid and, to ZML's knowledge, all policy conditions precedent thereto which can be satisfied to date have been satisfied. No written notice has been received by either the ANB Trust or the Partnership from any insurer with respect to any defects or inadequacies of all or any part of the Property or the use or operation thereof that have not heretofore been corrected.

                    (iii)     Except as set forth in EXHIBIT L
                    attached to this Agreement, neither the ANB
                    Trust nor the Partnership has received
                    written notice from any governmental
                    authority of any violation of any zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable (or alleged to be applicable) to the Business or Property, or any part thereof, that will not have been corrected prior to Closing solely at the Partnership's expense, and, except as set forth in attached EXHIBIT L, ZML has no knowledge of any such violation which has or could have a material adverse effect on the Business or Property.

                    (iv) Except for contracts, agreements and commitments entered into by Urban Retail or its predecessors as either Development Manager for the Redevelopment Project or the management and/or leasing agent for the Shopping Center ("Urban Contracts"), the Service Contracts identified in attached EXHIBIT E comprise every contract, agreement and commitment, oral or written (other than the Leases, the Skokie Economic Assistance Package, the Field Operating Agreement, the Prudential Loan Documents, the Licenses and the other Permitted Exceptions), which is binding against the Property and which will extend beyond the Closing, or which are to be binding upon the Partnership after Closing, including without limitation, all agreements relating to employment and collective bargaining, the purchase of materials, supplies, equipment, machinery parts, products, or services, pension, profit-sharing, deferred compensation, bonuses, or incentives, and the lease of any property, real or personal. Neither the ANB Trust, the Partnership nor, to the knowledge of ZML, any other party, is in material default under the terms of any Service Contract, and neither the ANB Trust nor the Partnership has given or received written notice of any default thereunder. Except as otherwise noted on attached EXHIBIT M, each Service Contract is cancellable without payment of any premium or penalty upon not more than thirty (30) days notice.

                    (v)  Except as set forth in attached EXHIBIT
                    N, there is no claim pending or, to ZML's knowledge, threatened, against either the ANB Trust or the Partnership with respect to any alleged infringement by a Trademark of the rights of any other person or entity.

                    (vi) ZML and the Partnership are each duly organized, validly existing and qualified and empowered to conduct its business, and, subject to the consent of the Existing
                    Lender, ZML has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Subject to the consent of the Existing Lender, neither the execution and delivery of this Agreement nor its performance by ZML will conflict with or result in the breach of any contract or agreement to which it, the Partnership or the ANB Trust is a party or by which it, the Partnership or the ANB Trust is bound. To the knowledge of ZML, neither the execution and delivery of this Agreement nor its performance by ZML will conflict with any ordinances, laws, rules or regulations to which either the Partnership, the ANB Trust or ZML is subject.

                    (vii) Without limiting any other warranty or representation of ZML, to ZML's knowledge, there is no plan, study or effort by any governmental authority or agency which in any way affects or would affect in any material respect the present use or zoning of the Premises; to ZML's knowledge, there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceedings that would affect the Property; and neither the ANB Trust nor the Partnership has received written notice concerning any of the foregoing;

                    (viii)    Except as set forth on attached
                    EXHIBIT O, to ZML's knowledge, neither the ANB Trust nor the Partnership is in default
                    (or alleged to be in default) in respect of any of its material obligations or liabilities pertaining to the Business or Property, and none has received written notice claiming its default in respect of any obligations or liabilities pertaining to the Property or Business.

                    (ix) The Rent Roll (EXHIBIT D) describes all existing Leases. Except as set forth on the Rent
                    Roll, each tenant under the Leases is a bona fide tenant in possession or has a right to possession of the premises demised thereunder. Each of the Leases is in effect, and, except as permitted by a Lease, is not subject to any sublease and has not been assigned, modified, amended or rescinded
                    (except as described in EXHIBIT D), and the rights of each lessee thereunder are as tenants only: none has any ownership interest or option or right of first refusal to acquire any ownership interest in the Property or any part thereof, and none has any right or option to renew or extend the lease term or to lease additional space within the Property, except as provided in its Lease or as described in EXHIBIT D. To ZML's knowledge, no commissions to any broker or leasing agent are due or will become due on account of any of the Leases or upon extension or renewal of the original term thereof, whether or not pursuant to an option contained in such Lease, except as set forth in EXHIBIT D. To ZML's knowledge, and except as set forth on attached EXHIBIT D, no tenant is in material default under any of the Leases. Neither the ANB
                    Trust nor the Partnership has given or received any written notice of default under any of the Leases which has not been resolved to the satisfaction of the complaining party except as set forth on the Rent Roll. To ZML's knowledge, no written claim of a right of set-off against rent has been asserted by any tenant under the Leases, except as described in the Rent Roll. To the knowledge of ZML: attached
                    EXHIBIT I discloses all security and other deposits made by each of the tenants under the Leases, and no tenant is entitled to any rebate or concession which is not disclosed on the Rent Roll or EXHIBIT I. The Partnership has not received any payment of rent for more than 30 days in advance on account of any of the Leases, except as shown in the Rent Roll.
                    There are no written or oral leases or tenancies affecting the Property other than those listed in the Rent Roll or those approved by Urban.

                    (x)  With respect to the Property, or any
                    part thereof, to ZML's knowledge, there are no unpaid taxes or assessments of any kind or nature whatsoever that are presently due and payable.

                    (xi) The signatories to this Agreement on behalf of ZML have full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is valid and enforceable against ZML in accordance with its terms and each instrument to be executed by ZML pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against such entity in accordance with its terms, subject to bankruptcy laws and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in the granting of equitable relief.

                    (xii)     To ZML's knowledge, except as set
                    forth in attached EXHIBIT P ("ZML's
                    Environmental Disclosures"), there are no gasoline, petroleum products, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substances or materials (collectively, "Hazardous Materials") as have been defined or designated as a hazardous or toxic substance by any environmental law, ordinance, rule, or regulation of any governmental authority ("Environmental
                    Laws"), including, without limitation, the
                    Comprehensive Environmental Response,
                    Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and in the regulations adopted and publications promulgated pursuant thereto, at the Property in any amounts which could give rise to an Environmental Claim (hereinafter defined), or an Environmental Compliance Cost (hereinafter defined), or which are in violation of any Environmental Law, that in any such case did not exist on September 3, 1993 (and, except for matters referred to in the May 5, 1993 Phase I and II Environmental Report prepared by Delta Environmental Consultants, Inc. (the "Delta Report") the May, 1993 Asbestos-Containing Materials Resurvey prepared by Versar, Inc. (the "Versar Report"), and the March 28, 1994 Report of Building Survey For Asbestos-Containing Materials prepared by Law Engineering and Environmental Services (the "Law Report"), copies of which have heretofore been delivered to Urban, ZML has no knowledge of any such condition existing as of September 3, 1993), and, except for ZML's Environmental Disclosures, to ZML's knowledge, since September 3, 1993, the Property has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials in any amounts which could give rise to an Environmental Claim or an Environmental Compliance Cost, or which are in violation of any Environmental Law; provided, however, that the term "Hazardous Materials" shall not include materials which are stored, used, sold, or held in inventory in the ordinary course of business conducted at the Property, if such materials are stored, used, held or disposed of in compliance with all applicable laws, regulations or ordinances. As used herein, "Environmental Claim" means any third-party claim for personal injury, death and/or property damage arising as the result of any Hazardous Materials which were present or released in, on or under the Premises (or any part thereof) prior to the date hereof, together with court costs, attorneys' fees and litigation expenses resulting therefrom. The term "Environmental Compliance Cost" means any out-of-pocket cost, fee or expense (including, but not limited to, court costs, attorneys' fees and litigation expenses) incurred to satisfy any requirement imposed by any governmental agency authorized to regulate Hazardous Materials to bring the Premises into compliance with applicable federal, state and local laws and regulations governing the existence on the Premises of any such Hazardous Material which was present or released in, on, or under the Premises prior to the date of this Agreement.

                    (xiii)    Except as set forth in EXHIBIT Q
                    attached, there is no lawsuit or arbitration proceeding pending or, to ZML's knowledge, threatened, against the ANB Trust, the Partnership or the Property, before any court, or before any governmental department, commission, board, agency, or instrumentality, or which seeks to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement.

                    (xiv)     To ZML's knowledge, the Licenses
                    constitute all such items necessary for the operation of the Property and the lawful conduct of the Business to the extent required to date and are in full force and effect and neither the ANB Trust nor the Partnership has received any written notice that there exists any violation of any such Licenses that has not been cured or that there is a governmental permit or license which it should have but does not.

                    (xv) Attached as EXHIBIT R is a list of the agreements, and any amendments thereto, with Field relating to, among other things, the operation and maintenance of the common area of the Premises and the operation by Field of a department store on the property adjoining the Land (as shown in the Survey) (collectively, the "Field Operating Agreement"). The Field Operating Agreement is in good standing and in full force and effect in accordance with the terms thereof, and has not been modified or amended except as shown in said Exhibit R.

                    Except for item 14 on attached EXHIBIT W, all of the obligations to be paid and performed to the date hereof under the Field Operating
                    Agreement by the Partnership and, to the knowledge of ZML, Field, have been duly performed. A true and complete copy of the Field Operating Agreement has been separately identified by ZML and delivered to Urban. Except for item 14 on attached EXHIBIT W, there is no pending claim of default under the Field Operating Agreement on the part of any party thereto.
                    The charges currently being paid by Field under the Field Operating Agreement are set forth in said EXHIBIT R.

                    (xvi)     All of the Prudential Loan Documents
                    are identified on EXHIBIT S attached to this Agreement. ZML has separately identified and delivered to Urban true, correct and complete copies of the Prudential Loan Documents. To the knowledge of ZML, there is no default under the Prudential Loan Documents.

                    (xvii)    ZML has separately identified and
                    delivered to Urban true, correct and complete copies of all documents evidencing and governing the Skokie Economic Assistance Package, which documents are identified on EXHIBIT T attached to this Agreement.
                    Neither the Partnership, nor, to the
                    knowledge of ZML, the Village of Skokie, is in default under the Skokie Economic Assistance Package. The only payment heretofore made by the Village of Skokie under the Developer Note that is a part of the Skokie Economic Assistance Package was made in October, 1995 (based on 1994 sales taxes for October-December) in the amount of $285,923.10. No payment was owed on the Developer Note for 1995 sales taxes.

                    (xviii)   Except as described in EXHIBIT V
                    attached to this Agreement, the Partnership has made no promise in connection with the Property to make any charitable contributions or to host or otherwise engage in any bookfare or other charitable event.

As used in this Agreement, the term "to ZML's knowledge", and words of similar import, shall mean the actual knowledge of David
Contis, Sandra Mahon, Sharon Polonia, Bo Berlin, Bob Tanaka, Jim
Hackett (as to Section 9(A)(xii) only) and George Touras, without independent investigation or inquiry. ZML represents that such persons, collectively, have primary knowledge as to all matters relating to the representations and warranties set forth in this
Section 9(A). Except for the representations and warranties expressly set forth in this Section 9(A) and in Section 10 below, or except as expressly otherwise provided for in this Agreement or in documents being executed and delivered simultaneously herewith as expressly herein provided, Urban acknowledges and agrees that ZML has not made any representations, warranties or guaranties to Urban, either express or implied, with respect to the ANB Trust, the Partnership, ZML, or the Business (including, without limitation, the Redevelopment Project) or Property and that the Partnership Interest is being acquired by Urban with the Partnership, the Business and the Property being "AS-IS" and "WITH ALL FAULTS". Urban further acknowledges and agrees that
(xx) it has made such legal, factual and other inquiries and investigations as Urban deems necessary or desirable with respect to the Partnership, the Partnership Interest, the Business and the Property, including without limitation, the physical components of the Property (including the subsurface of the Premises), and that Urban has received and reviewed the Delta Report, the Versar Report, and the Law Report, as well as that certain report dated January 29, 1992 prepared by Code Consultants, Incorporated, with respect to the Americans with Disabilities Act, and (yy) its affiliate, Urban Retail, is the managing and leasing agent for the Property and was the Development Manager for the Redevelopment Project, so that to the extent that Urban or Urban
Retail have actual knowledge (without independent investigation or inquiry) of any matter inconsistent with any of the representations made by ZML herein or in any document executed in connection herewith, Urban shall have no claim against ZML to the extent of such inconsistency; provided, however, that the foregoing clause (yy) shall not absolve ZML from liability for breach of a representation if and to the extent of ZML's knowledge of such breach, if any. Without limiting the generality of the foregoing, and in addition to other matters provided for in this Agreement, it is expressly understood and agreed that Urban is acquiring the Partnership Interest with the Partnership, the ANB Trust, the Property and/or the Business (as the case may be) subject to the matters identified in EXHIBIT W attached to this Agreement and that neither the Partnership, OOUV, Urban nor the ANB Trust shall at any time have any rights or remedies against ZML, the ZML II Fund or any of their affiliates with respect thereto; provided, however, that with respect to items 3 and 4 on attached EXHIBIT W, if within two (2) years after the Closing Date either Field (as to item 3) or Plitt Theatres, Inc. (as to item 4) makes a claim against the Partnership by reason thereof, then ZML shall be responsible for 89.5833% of such claim or claims (as the case may be) provided the Partnership has not, directly or indirectly, intentionally encouraged such claim and further provided ZML is allowed a reasonable opportunity to settle and resolve same (including reasonable use of the estoppels received by Urban from Field and Plitt Theatres, Inc. in connection with the Closing).

          B. COVENANTS. Prior to Closing, ZML shall cause the Partnership to make available to Urban or Urban's designated representative all financial books and records for the Property for the period from September 3, 1993, through the Closing Date, and to provide such assistance as may be reasonably requested by Urban (but at no cost or expense to ZML unless Urban pays for same) so as to permit preparation of audited or unaudited financial statements required to be prepared by the Rules and Regulations of the Securities and Exchange Commission relating to the purchase of the Partnership Interest by Urban; and ZML shall continue to do so after Closing to the extent of relevant documents remaining in its possession (but at no cost or expense to ZML unless Urban or the Partnership pays for same).

          C. SURVIVAL. All representations of ZML contained in this Agreement (and any covenants and agreements which by their terms may require performance after Closing, to the extent thereof) shall survive the Closing; provided, however, that the representations of ZML set forth in Section 9(A) above shall terminate at 11:59 p.m. on March 31, 1998, unless and to the extent prior thereto Urban has notified ZML of a claimed breach and then only to the extent of any such claimed breach(es). Notwithstanding the provisions of Section 9(A)(ix) above, if Urban receives an estoppel certificate from a tenant (including, without limitation, the Anchors), and whether or not delivered prior to Closing (but delivered in any event within six {6} months after Closing), then ZML shall be released from its representations under Section 9(A)(ix) above with respect to such tenant to the extent the information therein confirms said representations. In addition, except for fraud or intentional misrepresentation: (i) Urban (either directly or indirectly or through the Partnership) shall not commence any action or proceeding against ZML (or any partner thereof) and ZML (or any partner thereof) shall not have any liability for breach of or inaccuracy in the representations of ZML contained in this Agreement (or as to the representations, warranties, covenants and agreements in the documents provided for in Section 5(B) above, but only if and to the extent expressly set forth therein) unless and until the aggregate of all loss, cost and/or damage (excluding attorneys' fees which are related to enforcing Urban's rights under this Agreement) sustained by Urban as a result of such breaches and/or inaccuracies exceeds $50,000.00, and (ii) the liability of ZML for damages for the breach of any one or more representations or warranties contained in this

Agreement (or as to the representations, warranties, covenants and agreements in the documents provided for in Section 5(B) above, but only if and to the extent expressly set forth therein) shall not exceed in the aggregate $3,000,000.00. The limitations set forth in this Section 9(C) shall not, however, apply to any claim by Urban for a breach of the representation set forth in
Section 10 below. Except as provided for in this Section 9(C) or as otherwise expressly provided for in this Agreement, the obligations of the parties under this Agreement shall not survive any termination of this Agreement, and if the Closing occurs, shall survive the Closing only for two (2) years and not otherwise.

          D.   ZML INDEMNIFICATION.

               (i) Subject to and in accordance with the further provisions of this Section 9(D), after Closing, ZML shall indemnify and defend the Partnership from and against 89.5833% of any and all "Unknown Pre-Closing Liabilities". As used in this
Section 9(D), "Unknown Pre-Closing Liabilities" means unsatisfied liabilities and obligations of the Partnership to third parties existing immediately prior to Closing, whether contingent or otherwise, that are not within the actual knowledge (without independent investigation or inquiry) of Urban or Urban Retail, other than (and Unknown Pre-Closing Liabilities shall not include) any liabilities and obligations (aa) under the Leases listed on the Rent Roll, the Service Contracts listed on or referred to in attached EXHIBIT E, the Field Operating Agreement, the documents comprising the Skokie Economic Assistance Package as described on attached EXHIBIT T, the Prudential Loan Documents, and any other Permitted Exceptions, (bb) pertaining to environmental matters (including, without limitation, Hazardous Materials and Environmental Laws), (cc) within the scope of coverage provided by the Title Policy or any endorsements thereto, (dd) under the agreements between the Partnership and Urban Retail pursuant to which Urban Retail and its predecessor, JMB Properties Company, acted as Development Manager for the Redevelopment Project and the managing and leasing agent for the Shopping Center, (ee) that are within the scope of the representations set forth in Sections 9(A) (vi), (x), (xii) and
(xiv) above, even if recovery is not available with respect thereto by virtue of the limitations applicable thereto, (ff) liabilities and obligations that individually are not more than $1,000.00 and that were incurred in the ordinary course of business, provided, however, that this clause (ff) shall not apply to such liabilities and obligations to the extent that the liabilities and obligations excluded under this clause (ff) exceed $25,000.00 in the aggregate, (gg) within the scope of the matters identified on attached EXHIBIT W, (hh) by virtue of any or all of the Property being in violation of (or alleged to be in violation of) any zoning, building, fire or health code or any other statute, ordinance or governmental rule or regulation, (ii) liabilities and obligations of the Partnership to OOUV and its constituent partners, and (kk) liabilities and obligations that are otherwise expressly provided for in this Agreement (such as real estate taxes), it being understood and agreed that ZML shall have no responsibility for the remaining 10.4167% of any and all Unknown Pre-Closing Liabilities. Notwithstanding the foregoing, the matters set forth on attached EXHIBITS Q and U shall be deemed Unknown Pre-Closing Liabilities, and the fact that a matter is referred to on attached EXHIBIT O and is thus within the knowledge of Urban or Urban Retail shall not preclude such matter from being an Unknown Pre-Closing Liability. A matter within the scope of the foregoing indemnity is referred to herein as "Claim".

               (ii) The indemnity provided for above in this
Section 9(D)  shall be subject to the following:

                    (a)  The Partnership shall promptly notify
     ZML of any Claim of which it becomes aware (but in any event within 30 days after it has knowledge thereof) providing reasonable details with respect thereto to the extent available, but failure to so notify ZML shall not prejudice the rights of the Partnership under this Section 9(D) unless and to the extent ZML is prejudiced by such failure. Urban shall cause the Partnership to, and the Partnership shall, reasonably cooperate with ZML in the defense and resolution of each Claim. If ZML shall fail to discharge or otherwise resolve a tendered Claim, or undertake to defend the Partnership against same, then the Partnership may settle the Claim and the liability of ZML with respect thereto shall thereupon be deemed to have been conclusively established by such settlement, the amount of such liability to include both the settlement amount and the reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Partnership in effecting such settlement.

                    (b)  Except if and to the extent Claims
     involve actual fraud on the part of ZML, ZML shall not be liable under this Section 9(D): (xx) for more than $25,000,000.00 in the aggregate, and (yy) for Claims notice of which is not received by ZML by December 31, 2001; provided, however, that the foregoing limitation in clauses
     (xx) and (yy) above shall not apply if and to the extent a Claim is based on an indebtedness for borrowed money incurred in writing by the Partnership, and provided further that payments by the Partnership's insurance carriers (whether title insurance, liability insurance or otherwise) shall not apply against the $25,000,000 limitation set forth in clause (xx).

                    (c)  The Partnership shall be responsible
     for, and shall not require ZML to pay, the 10.4167% of the Unknown Pre-Closing Liabilities that ZML is not responsible for as aforesaid.

                    (d)  If and to the extent that a Claim is
     with respect to a matter as to which a claim for breach of representation or covenant under Section 9(A) or 9(B) above could then be made, then any monies paid in satisfaction of such Claim shall be applied against and reduce the $3,000,000.00 limitation on recovery provided for in Section 9(C) above if and to the extent such limitation has not previously been exhausted prior to being applied against and reducing the $25,000,00.00 limitation on recovery provided for in clause (xx) of Section 9(D)(ii)(b) above.

               (iii)     To the extent that any Claim gives the
Partnership a right of indemnity, contribution or other recovery against another person or entity, including insurers of insurance in effect prior to the Closing Date, the Partnership shall (and
Urban shall cause the Partnership to), upon request by ZML identifying such right of indemnity, contribution or other recovery, either assign the same to ZML if such right is fully, separately and freely assignable, or, if not fully, separately and freely assignable, then pursue such right at the direction and for the benefit of ZML, at ZML's sole cost and expense. This
Section 9(D)(iii) shall survive the Closing without limitation as to time.

               (iv) ZML represents to Urban that, to the knowledge of ZML, and except for the matters set forth on attached EXHIBIT U, there are no Unknown Pre-Closing Liabilities. The foregoing representation shall survive the Closing through December 31, 2001 (and not beyond) and there shall be no dollar limitation on any recovery or recoveries thereunder; provided, however, that ZML shall have no liability under this Section 9(D)(iv) unless and to the extent that it has knowledge of Unknown Pre-Closing Liabilities not on attached EXHIBIT Y that, alone or in the aggregate, are in excess of $5,000,000.

          E. DISCLOSURE. ZML and Urban acknowledge that an environmental disclosure document is not required to be delivered by ZML to Urban under the Illinois Responsible Property Transfer Act. ZML and Urban further acknowledge that, as Urban Retail is presently and has been managing the Shopping Center and was the Development Manager for the Redevelopment Project, Urban is in possession of all existing documentation and other information pertaining to the presence, location, condition, management, maintenance or abatement of asbestos containing materials (ACM) in the Shopping Center.

          F. ENVIRONMENTAL WAIVER. Urban, on behalf of itself and its successors and assigns, hereby forever waives, releases and discharges any demand, claim, cost recovery action or lawsuit (including, without limitation, contribution or indemnity claims) against the ANB Trust, the Partnership and ZML (and each of its partners) which Urban or any such successor or assign may have against the ANB Trust, Partnership or ZML (or any of its partners) under any Environmental Law or common law for "Known Environmental Conditions", but not otherwise. In addition, after Closing, the Partnership, for itself, the ANB Trust and, to the fullest extent (and only to the fullest extent) permitted by law, their respective successors and assigns, shall be deemed to have forever waived, released and discharged any demand, claim, cost recovery action or lawsuit (including, without limitation, contribution or indemnity claims) against ZML (and each of its partners) which the Partnership, the ANB Trust or any of their respective successors and assigns may have against ZML (or any of its partners) under any Environmental Law for "Known Environmental Conditions", but not otherwise. As used in this
Section 9(F), "Known Environmental Conditions" shall mean (a) ZML's Environmental Disclosures, and (b) subject to Urban's rights in respect of Section 9(A)(xii) if and to the extent applicable, any conditions existing as of September 3, 1993, which conditions include, but are not limited to, those matters referred to in the Delta Report, the Versar Report, and the Law Report. This Section 9(F) shall survive the Closing without limitation as to time.

          G.   PARTNERSHIP INDEMNIFICATION.

               (i) Subject to and in accordance with the further provisions of this Section 9(G), after Closing, the Partnership shall indemnify and defend ZML from and against any and all obligations arising under or with respect to the Leases listed on the Rent Roll, the Services Contracts listed on attached EXHIBIT E, the documents comprising the Skokie Economic Assistance Package as described on attached EXHIBIT T, and any other Permitted Exceptions (other than the Prudential Loan Documents), but only to the extent that such obligations are applicable to the period from and after (and including) the Closing Date.

               (ii) In the event that any third party makes a claim against ZML or any of its partners (the "ZML Affiliates") by reason of any failure by the Partnership to satisfy any of the obligations referred to in Section 9(G)(i) above, ZML shall promptly notify the Partnership, whereupon the Partnership shall defend the ZML Affiliates against each such claim at the Partnership's expense and, in the event that any of the ZML Affiliates is found liable with respect thereto, the Partnership shall pay or otherwise satisfy such liability promptly. If the ZML Affiliates incur any attorneys' fees or expenses by reason of either the Partnership's failure to defend it against any such claim or the need the enforce the obligations of the Partnership under this Section 9(G), then, in such event, the Partnership shall pay such fees and expenses as are reasonably incurred. The obligations of the Partnership to defend the ZML Affiliates runs to the ZML Affiliates as a group and not individually, and in no event shall the Partnership be obligated to provide defense to any one or more members of the ZML Affiliates separate or apart from the defense provided to the ZML Affiliates as a group; provided, however, that if less than all of the ZML Affiliates are named in any action or in any count of any action, the Partnership shall defend, as a group, such ZML Affiliates and all such counts.

               (iii)     This Section 9(G) shall survive the
Closing without limitation as to time.

          H. ADDITIONAL WAIVER. Urban, for itself and its successors and assigns, hereby forever waives, releases and discharges any demand, claim or other action it may have against ZML (or any partner thereof) under the Partnership Agreement. This Section 9(H) shall survive the Closing without limitation as to time.

     10. BROKERAGE. ZML hereby represents to Urban, and Urban hereby represents to ZML, that, except for a transaction fee that may be owed to an affiliate of ZML and a commission payable to Morgan Stanley & Co. Incorporated (which transaction fee and commission ZML and OOUV shall pay in the manner provided for in the Anticipation Agreement), it has not engaged the services of or otherwise become obligated to any real estate brokers, agents, finders or the like with respect to the transactions provided for in this Agreement. Each of ZML and Urban hereby agree to indemnify and defend the other from all claims (including, without limitation, reasonable attorneys' fees and costs) relating to any breach of the foregoing representation. This
Section 10 shall survive the Closing or any termination of this Agreement, without limitation as to time.

     11. DEFAULTS AND REMEDIES. Urban and ZML shall, subject to the provisions of this Agreement, each have such rights and remedies with respect hereto as are available at law or in equity, except that no party shall be entitled to seek or collect consequential damages.

     12.  MISCELLANEOUS.

          A. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Urban or ZML without the prior written consent of the other, except that Orchard Trust may, subsequent to Closing, transfer its rights hereunder (directly or through one or more intermediate transfers) to the Operating Partnership or the QRS. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Urban and ZML and their respective successors and assigns.

          B. This Agreement constitutes the entire agreement between Urban and ZML with respect to the subject matter hereof and shall not be modified or amended except in a written document signed by Urban and ZML. Any prior agreement or understanding between Urban and ZML concerning the Partnership Interest, the Business or the Property is hereby rendered null and void. Each entity comprising Urban, for itself and its successors and assigns, acknowledges and agrees that it shall have no rights, claims, remedies or causes of action against ZML under the Partnership Agreement as in effect prior to Closing, whether with respect to the period prior to Closing or otherwise.

          C.   Time is of the essence of this Agreement.

          D.   All notices, requests, demands or other
communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, or by facsimile transmission, addressed as follows:

               1.   If to Urban:

                    Suite 1500
                    900 North Michigan Avenue
                    Chicago, Illinois 60611

                    Attention:  Matthew S. Dominski
                    Facsimile No.:  312-915-2001

                    With a copy to:

                    Pircher, Nichols & Meeks
                    Suite 2600
                    1999 Avenue of the Stars
                    Los Angeles, California  90067

                    Attention:  Real Estate Notices (PGN)
                    Facsimile No.:  310-201-8922

               2.   If to ZML:

                    c/o Equity Properties and Development
                      Limited Partnership
                    Suite 1000
                    Two North Riverside Plaza
                    Chicago, Illinois 60606

                    Attention:  David J. Contis
                    Facsimile No.:  312-454-1107


                    With a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Suite 1601
                    Two North Riverside Plaza
                    Chicago, Illinois  60606

                    Attention:  Donald J. Liebentritt
                    Facsimile No.:  312-454-0335

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or sent and received by facsimile transmission. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12(D).

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Illinois.

          F. Neither Urban nor ZML (or any affiliated entity of either) shall issue any press release regarding the execution of this Agreement or the transactions contemplated hereby without the prior written consent of the other. Notwithstanding the foregoing, either party may issue, upon prior consultation with the other party, such press releases as the issuing party's legal counsel deems required by law or by the Securities Exchange Act of 1934, other state or federal securities laws or by the rules of any exchange upon which the issuing party's securities may be listed.

          G. All Exhibits attached to this Agreement are by this reference incorporated herein and made a part hereof.

          H. This Agreement is for the sole and exclusive benefit of the parties hereto, and no third party is intended to or shall have any rights hereunder; provided, however, that the indemnities provided in this Agreement are intended to be for the benefit of, and shall be enforceable by, those who are indemnified thereby.

          I. In the event of litigation with regard to this Agreement, the prevailing party(ies) in such litigation shall be awarded its/their reasonable attorneys' fees and court costs incurred therein from the respective nonprevailing party(ies) jointly and severally. "Prevailing party(ies)" and "nonprevailing party(ies)" for the purposes of this Agreement shall be as determined by the court. The unenforceability, illegality or other impairment of the provisions of this Section 12(I) shall in no manner affect the effectiveness or enforceability of other provisions of this Agreement.

          J. Each party agrees that none of the other parties' direct or indirect partners, nor any of their respective officers, directors, shareholders, trustees, beneficiaries, employees, agents, representatives, heirs, successors or assigns, shall be personally liable for any of the obligations of the other hereunder and that such party must look solely to the assets of the other party as an entity for the enforcement of any claims arising hereunder. For purposes of this Agreement, the obligations of direct or indirect partners of a party to make capital contributions to that party and any deficit capital accounts shall not constitute assets of the party (or its respective direct or indirect partners) against which recourse may be sought. This Section 12(J) shall not, however, preclude enforcement of the guaranty provided for in Section 5(B)(i)(i) above in accordance with its terms.

          K.   INTENTIONALLY OMITTED.

          L. Upon the reasonable request of either party hereto, the other party will, at or within one (1) year after Closing, execute and deliver to the requesting party such other documents, releases, assignments, assumptions and other instruments as may be required to effectuate the transaction provided for in this Agreement.

          M. The obligations of the entities comprising Urban (other than Orchard Trust) shall be joint and several. The trustees of Orchard Trust are executing this Agreement solely as such trustees, and in no event shall any trustee of Orchard Trust have any liability hereunder of any kind or nature, and the parties hereto do hereby waive all such liability. Orchard Trust shall not have joint and several liability with any other entity hereunder. As to any obligation of Urban, Orchard Trust's liability as to such obligation shall be and be limited to 18.94% thereof.

          N. The provisions of this Section 12 shall survive the Closing without limitation as to time.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                         ZML
                         ---

                         ZML-OO ASSOCIATES LIMITED PARTNERSHIP,
                         a Delaware limited partnership,
                         by its general partner:

                              ZML-Old Orchard, Inc.,
                              an Illinois corporation



                              By: -------------------------------
                                   Title:


                         URBAN
                         -----

                         URBAN SHOPPING CENTERS, L.P.,
                         a Delaware limited partnership,
                         by its general partner

                              Urban Shopping Centers, Inc.,
                              a Maryland corporation


                              By:  ------------------------------
                                   Title:


                         ORCHARD TRUST, an Illinois trust


                         By:  -----------------------------------
                              Trustee



                         USC OLD ORCHARD, INC., a Delaware corporation


                         By:  -----------------------------------
                              Title: